As filed with the Securities and Exchange Commission on August 9, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	20-8447891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Main Street

Bridgeport, CT 06604

Telephone: (203) 338-7171

(Address, including Zip Code, and telephone number, including area code, of principal executive offices)

Chittenden Corporation Deferred Compensation Plan

(Full title of the plan)

Robert E. Trautmann

Executive Vice President and General Counsel

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name and address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Lee A. Meyerson, Esq.

Elizabeth A. Cooper, Esq.

Simpson Thacher & Bartlett LLP

475 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value	416,000	$11.88	$4,942,080	$574.00

(1)	This Registration Statement registers 416,000 shares of common stock reserved for issuance under the Chittenden Corporation Deferred Compensation Plan (amended) (the “Plan”) and an indeterminate number of shares of common stock that may be issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales prices of common stock of the Registrant reported in the Nasdaq Global Select Market on August 5, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Securities and Exchange Commission by People’s United Financial, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(1)	the description of the Registrant’s common stock (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A dated February 22, 2007;

(2)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(3)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

(4)	the Registrant’s Current Reports on Form 8-K filed on January 21, 2011 (two filings); January 24, 2011; February 23, 2011; March 1, 2011; March 18, 2011; April 21, 2011; April 22, 2011; April 25, 2011; May 9, 2011; May 17, 2011 (two filings); June 1, 2011; June 7, 2011; June 28, 2011; July 1, 2011; and July 22, 2011 (other than the portions of those reports not deemed to be filed).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX, Section 9.01 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, other than actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.02 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against costs, charges and expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant. No director or officer is entitled to indemnification under this section if the director or officer shall have been adjudged to be liable to the Registrant unless a court deems that the director or officer is entitled to indemnification. The Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.03 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify any present or former director or officer of the Registrant to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX, as described above, against all costs, charges and expenses actually and reasonably incurred by such person in connection therewith.

Article IX, Section 9.04 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify any present or former director or officer of the Registrant that is made a witness to any action, suit or proceeding to which he or she is not a party by reason of such agreement or service or the fact that such person is,

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was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against all costs, charges and expenses actually and reasonably incurred by such person or on such persons behalf in connection therewith. the Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.11 also empowers the Registrant to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the certificate of incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the Registrant’s board of directors. The Registrant is also authorized by its certificate of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the certificate of incorporation. The Registrant has directors’ and officers’ liability insurance consistent with the provisions of the certificate of incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article VIII of the certificate of incorporation of the Registrant eliminates the liability of a director of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut on August 9, 2011.

PEOPLE’S UNITED FINANCIAL, INC.
(Registrant)

By:	/s/ John P. Barnes
Name: John P. Barnes
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Barnes and Robert E. Trautmann his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Barnes John P. Barnes	President and Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2011

/s/ Kirk W. Walters Kirk W. Walters	Senior Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	August 9, 2011

/s/ Jeffrey Hoyt Jeffrey Hoyt	Senior Vice President, Controller and Senior Accounting Officer (Principal Accounting Officer)	August 9, 2011

/s/ Collin P. Baron Collin P. Baron	Director	August 9, 2011

/s/ Kevin T. Bottomley Kevin T. Bottomley	Director	August 9, 2011

/s/ George P. Carter George P. Carter	Director	August 9, 2011

/s/ John K. Dwight John K. Dwight	Director	August 9, 2011

/s/ Jerry Franklin Jerry Franklin	Director	August 9, 2011

/s/ Eunice S. Groark Eunice S. Groark	Director	August 9, 2011

/s/ Janet M. Hansen Janet M. Hansen	Director	August 9, 2011

/s/ Richard M. Hoyt Richard M. Hoyt	Director	August 9, 2011

/s/ Mark W. Richards Mark W. Richards	Director	August 9, 2011

/s/ James A. Thomas James A. Thomas	Director	August 9, 2011

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1 filed on February 13, 2007 (File No. 333-138389)).

4.2	Fourth Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010) (File No. 001-33326)).

4.3	Chittenden Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009)(File No. 001-33326)).

4.4	Amendment Number 1 to the Chittenden Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.28(a) to Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009)( File No. 001-33326)).

4.5	Amendment Number 2 to Chittenden Corporation Deferred Compensation Plan. *

5.1	The shares of Common Stock offered and sold pursuant to the Plan will be purchased in open market transactions by the trustee of a grantor trust being established in connection with the adoption of Amendment No. 2 to the Plan. Because no original issuance securities will be offered or sold pursuant to the Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

5.2	ERISA Opinion of Simpson Thacher & Bartlett LLP.*

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2).*

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included as part of the signature page to this Registration Statement)

*	Filed herewith